Exhibit 99.1

NEWS RELEASE

Alan Krock Vice President & CFO Tel: 1 408.988.1204	David Climie Director, Corp. Comm. and I.R. Tel: 1 408.988.8276	Susan Shaw Manager, Communications Tel: 1 408.988.8515

PMC-SIERRA TO ACQUIRE STORAGE SEMICONDUCTOR BUSINESS

FROM KKR AND SILVER LAKE PARTNERS

Santa Clara, Calif., October 30th, 2005 – PMC-Sierra, Inc. (NASDAQ: PMCS), a leading provider of high-speed broadband communications and storage semiconductors today announced that it has entered into a definitive agreement with Kohlberg Kravis Roberts & Co. and Silver Lake Partners to acquire the storage semiconductor business of Agilent Technologies for approximately $425 million in cash. The storage semiconductor business is part of Agilent’s Semiconductor Products Group, which KKR and Silver Lake Partners are in the process of acquiring.

The acquisition of this business significantly strengthens PMC-Sierra’s position in the storage semiconductor market and creates one of the industry’s most complete end-to-end enterprise storage silicon solutions. The storage semiconductor business of Agilent’s Semiconductor Products Group (SPG) is a long-term technology leader in Fibre Channel protocol controllers with its Tachyon product line and is developing next-generation multi-protocol controllers supporting Fibre Channel and SAS/SATA/iSCSI storage systems, as well as other storage-related products. When closed, the acquisition is expected to be immediately accretive for PMC-Sierra.

“PMC-Sierra offers one of the most popular lines of Fibre Channel loop switches and SAS/SATA expanders and multiplexers. Our products, architectures, and technology roadmaps are highly complementary with the storage semiconductor business of Agilent and we both have excellent enterprise storage customer relationships,” said Bob Bailey

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Chairman and CEO, PMC-Sierra. “The combination of the two businesses allows us to significantly expand our presence in the enterprise storage markets. I am very excited to be acquiring such a market leader and working with their talented people. For the customers, this combination is intended to improve time-to-market, tighten reference designs across a common software architecture, and lower overall cost of ownership.”

Martin Scott, VP and General Manager of the storage semiconductor business at SPG, said: “The management team of the storage semiconductor business supports this combination with PMC-Sierra as the most compelling way for us to accelerate product development. This is a big win for our customers. We look forward to becoming an important part of PMC-Sierra’s growth strategy.”

The business being acquired by PMC-Sierra, which currently operates as the I/O Solutions Division of Agilent’s Semiconductor Products Group, employs approximately 240 employees and has design centers located in Santa Clara, Roseville (CA), and Singapore. PMC’s acquisition is expected to close in January of 2006, subsequent to the expected closing on or near December 1, 2005 of a previously announced transaction in which KKR and Silver Lake Partners will acquire SPG from Agilent.

Webcast Conference Call

The Company will be holding a conference call for the financial community at 5:30am Pacific Time / 8:30 am Eastern Time on Monday, October 31, 2005 to review the aforementioned transaction. To listen to the call, investors will be able to access an audio webcast of the conference call via our website at www.pmc-sierra.com. To listen to the conference call live by telephone, please dial 719-457-2630 approximately ten minutes before the start time. A telephone replay will be available 15 minutes after the completion of the call and can be accessed by dialing 719-457-0820 (replay access code is 1380456).

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Safe Harbor Statement

PMC’s forward-looking statements, concerning the strengthening of PMC’s storage position, expansion in the storage market, anticipated closing of the acquisition and whether the transaction will be accretive, involve risks and uncertainties. Actual results may differ from projections for varied reasons, including changes in semiconductor market conditions and demand for storage semiconductor products, the impact of competitive products and pricing, technological and product development risks and other risk factors relating to PMC’s business detailed in the Company’s Securities and Exchange Commission filings; the risk that the acquisition will not be consummated in a timely manner due to governmental approvals or other closing conditions, including the availability of audited financial statements; risks of integrating the business acquired with PMC’s operations; and the risk that future results of the business acquired are less than its historical results. PMC-Sierra does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-SierraTM is a leading provider of broadband communications and storage semiconductors for enterprise, access, metro, storage, wireless infrastructure and customer premises equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

About KKR

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California and London, England. Over the past twenty-nine years, KKR has invested in more than 130 transactions with a total value of US$158 billion.

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About Silver Lake Partners

Silver Lake Partners is the leading private equity firm focused exclusively on large-scale investing in technology and related growth industries. Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager, and the financial expertise of a disciplined private equity investor.

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(Note to Editor: For public relations contact at KKR, please call Ruth Pachman at 212/521-4891 and for public relations contact at Silver Lake Partners, please call Matt Benson at 415/618-8750)

© Copyright PMC-Sierra, Inc. 2005. All rights reserved. PMC, PMCS, PMC-Sierra, and “Thinking You can Build On” are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owner.

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